Exhibit 99.1

Vantage Drilling International Announces Closing of FCPA Investigation by the DOJ

HOUSTON, TX—(Marketwired - Aug 16, 2017) - Vantage Drilling International (“Vantage” or the “Company”), announced today that it has received a letter from the United States Department of Justice (the “DOJ”) acknowledging Vantage’s full cooperation in the DOJ’s investigation concerning possible violations by Vantage of the Foreign Corrupt Practices Act (the “FCPA”), and indicating that the DOJ has closed its investigation without any action.

The investigation arose in 2015 from allegations of improper payments to former officials of Petróleo Brasileiro S.A (“Petrobras”) in connection with the contracting of the Titanium Explorer drillship to Petrobras. From the outset of the investigation, the Company has provided its full cooperation to the DOJ and the United States Securities and Exchange Commission (the “SEC”).

Mr. Ihab Toma, Vantage’s Chief Executive Officer, stated, “We are very pleased with the closure of the DOJ’s investigation. Vantage has been, and remains, firmly committed to conducting its operations in compliance with all applicable laws and regulations, including the FCPA.”

It is the Company’s understanding that the parallel investigation by the SEC remains open at this time, and Vantage continues to cooperate with the SEC with regard to that investigation.

Vantage Drilling International, a Cayman Islands exempted company, is an offshore drilling contractor, with a fleet of three ultra-deepwater drillships, four premium jackup drilling rigs and one standard jack-up drilling rig. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells globally for major, national and large independent oil and natural gas companies. Vantage also provides construction supervision services and preservation management services for, and will operate and manage, drilling units owned by others.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements. Vantage disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.